Exhibit 10.14

As Amended and Restated December 11, 2008,
effective January 1, 2009

BURLINGTON NORTHERN INC.
DIRECTOR’S CHARITABLE AWARD PROGRAM

1.           PURPOSE OF THE PROGRAM.  The Burlington Northern Inc. Charitable Award Program (the “Program”) allows each eligible Director of Burlington Northern Inc. (the “Company”) to recommend that the Company make a $1,000,000 corporate donation to an eligible tax-exempt educational institution(s) (the “Donee(s)”) selected by the Director, with the donation to be made, in the Director’s name, in five equal consecutive annual installments of $200,000.  The purpose of the Program is to acknowledge the service of the Company’s Directors, recognize the interest of the Company and its Directors in supporting worthy educational institutions, and enhance the Company’s Director benefit program so that the Company is able to continue to attract and retain Directors of the highest caliber.

2.           ELIGIBILITY.  All persons serving as Directors of the Company as of April 20, 1995, or after, shall be eligible to participate in the Program upon the date of their third anniversary of service as a Director of the Company.  Prior service on the board of directors of a company that is merged with or acquired by the Company or its subsidiary will be credited to a Director for purposes of meeting the three year service eligibility period.  Eligibility shall at all times be subject to forfeiture as provided in Section 6 of this Program.

3.           RECOMMENDATION OF DONATION.  When a Director becomes eligible to participate in the Program, he or she shall make a written recommendation to the Company, on a form approved by the Company for this purpose, designating the Donee(s) which he or she intends to be the recipients(s) of the Company donation to be made on his or her behalf.  The number of Donees recommended by a Director shall be limited to a maximum of five.  A Director may revise or revoke any such recommendation prior to his or her death by signing a new recommendation form and submitting it to the Company.

4.           AMOUNT AND TIMING OF DONATION.  Each eligible Director may recommend one educational institution to receive a Company donation of $1,000,000, or up to five such institutions to receive donations aggregating $1,000,000.  The donation will be made by the Company in five equal consecutive annual installments of $200,000, with the first installment to be made within sixty (60) days after the Director’s death.  Each subsequent annual installment shall be made on the anniversary date of the first installment.  If a Director recommends more than one institution to receive a donation, each will receive a prorated portion of each annual installment.  Alternatively, each annual installment payment will be divided among the recommended institutions in the same proportions as the total donation amount has been allocated among the institutions by the Director.  However, a Director may instruct the Company to allocate the installment payments in a different manner.

5.           DONEES.  In order to be eligible to receive a donation, a recommended educational institution must qualify as a tax-exempt organization under Internal Revenue Code Section 501(c)(3), and must be reviewed and approved by the Compensation and Nominating Committee of the Board (the “Committee”).  A recommendation will be approved only if the Committee, in its sole discretion, determines that the goals and purposes of the institution are consistent with the business purposes and charitable philosophy of the Company.

6.           FORFEITURE.  No donation will be made on a Director’s behalf after he or she terminates Board service, unless such termination of service is as a result of death, disability, retirement, or such other circumstances as deemed appropriate by the Committee.  Provided, however, that with respect to a Director who is or was a full-time employee of the Company and has resigned from the Board coincident with retirement from full-time employment, a donation will be made if such Director retires from or has already retired from the Company at the normal retirement date determined under the retirement or pension plan of the Company or under the terms of the Director’s employment agreement with the Company.

7.           FUNDING AND PROGRAM ASSETS.  The Company will fund the Program in a manner it deems appropriate in its sole discretion.  Neither the Directors nor their recommended Donee(s) shall have any rights or interests in any contributions or any other assets of the Company by virtue of this Program.  Nothing contained in the Program shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or any Donee recommended by a Director to receive a donation, or shall give, or be deemed to give, any Director or recommended Donee any interest in any assets of the Program or the Company.

8.           AMENDMENT OR TERMINATION.  The Board of Directors of the Company may, at any time and for any reason, amend, suspend, or terminate the Program, provided, that any such change shall in no way diminish or impair a donation on behalf of any Director who has become eligible to participate in the Program as of the date of the change.  Neither a participating Director nor any recommended institution acquires any legal right to any donation by virtue of the recommendation.

9.           ADMINISTRATION.  The Program shall be administered by the Committee.  The Committee shall have plenary authority in its discretion, but subject to the provisions of the Program, to prescribe, amend, interpret, apply, and rescind rules, regulations, and procedures relating to the Program.  In administering the Program, the Committee may delegate any function, as it deems appropriate, to a committee consisting of the Chairman of the Company, and the Company’s Executive Vice President of Employee Relations or Vice President of Human Resources.  The determinations of the Committee on the foregoing matters shall be conclusive and binding on all interested parties.

10.           CHANGE IN CONTROL.  In the event of a “Change in Control,” unless prior to the “Change in Control” the Board of Directors provides otherwise, (a) the Program may not be amended or terminated with respect to a participating former or then serving Director, and (b) the Company will immediately:  (i) designate the recommended educational institutions as beneficiaries in  connection with the Program; (ii) provide all necessary funds to make the designated donations; and (iii) place the funds into a trust administered by an independent trustee.  For purposes of the Program, “Change in Control” will be defined as the term is defined in the Burlington Northern Inc. Change In Control Agreement, as amended.  The merger of the Company and Santa Fe Pacific Corporation which the stockholders of the Company approved on February 7, 1995 (the “Merger”) does not qualify as a “Change in Control” under the terms of this Program.  No event relating to the Merger will constitute a “Change in Control” for the purpose of this Program.

11.           GOVERNING LAW.  The Program shall be construed and enforced according to the laws of the state of Texas, and all provisions thereof shall be administered according to the laws of said state.

12.           EFFECTIVE DATE.  The effective date of the Program shall be April 20, 1995.